DILLARD'S, INC.
                          ("Company")

                        Debt Securities

                        TERMS AGREEMENT


                                                November 10, 1998

Dillard's, Inc.
1600 Cantrell Road
Little Rock, Arkansas 72201
Attention: Vice President and Treasurer

Dear Sirs:

     We offer to purchase, on and subject to the terms and conditions of the Underwriting Agreement Basic Provisions filed as an exhibit to the Company's registration statement on Form S-3 (No. 333-59183) ("Underwriting Agreement"), the following securities ("Securities") to be issued under an indenture, dated as of May 15, 1988, as supplemented by a First Supplemental
Indenture dated as of December 16, 1988, a Second Supplemental Indenture dated as of September 14, 1990, and a Third Supplemental Indenture dated as of August 7, 1998, between the Company and The Chase Manhattan Bank, as Trustee, on the following terms:

     Title:    6.625% Notes Due November 15, 2008

     Aggregate Principal Amount: $100,000,000

     Interest: 6.625% per annum, from November 16, 1998, payable semiannually on May 15 and November 15 and commencing May 15,
1999, to holders of record on the preceding May 1 or November 1, as the case may be.

     Maturity: November 15, 2008

     Redemption: No provisions for redemption.

     Purchase Price: 99.104% of the principal amount of the Securities, plus accrued interest from November 16, 1998, if any.

     Expected Reoffering Price: 99.754% of the principal amount of the Securities, plus accrued interest from November 16, 1998, if any.

     Specified Funds for Payment of Purchase Price: Federal (same-day) funds.

     Closing Date: 10:00 a.m. on November 16, 1998 at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York,
New York 10017.

     Name and Address of Representatives:

     Chase Securities Inc.
     270 Park Avenue, 8th Floor
     New York, New York 10017

     It is understood that we may, with your consent, amend this offer to add additional Underwriters and reduce the aggregate principal amount to be purchased by us by the aggregate principal amount to be purchased by such additional Underwriters.

     The   provisions   of   the   Underwriting   Agreement   are
incorporated   herein  by  reference;  provided,   however,   the
Underwriting Agreement shall be amended, for purposes of this Terms Agreement only, as follows:

          (1) Section 7(a) is hereby amended by inserting on the sixteenth line following the word "Underwriter" the words "as such expenses are incurred."

          (2) Section7(b) is hereby amended by inserting on the penultimate line following the word "Company" the words "as such expenses are incurred."

          (3) Section 7(c) is hereby amended by deleting the second sentence and inserting in lieu thereof the following:

          The  indemnifying party, upon request of  the
          indemnified   party,  shall  retain   counsel
          reasonably  satisfactory to  the  indemnified
          party to represent the indemnified party  and
          any   others  the  indemnifying   party   may
          designate  in such proceeding and  shall  pay
          the  fees  and disbursements of such  counsel
          related  to  such proceeding.   In  any  such
          proceeding, any indemnified party shall  have
          the  right to retain its own counsel, but the
          fees and expenses of such counsel shall be at
          the  expense of such indemnified party unless
          (i)    the   indemnifying   party   and   the
          indemnified party shall have mutually  agreed
          to  the retention of such counsel or (ii) the
          named   parties   to  any   such   proceeding
          (including  any  impleaded  parties)  include
          both   the   indemnifying   party   and   the
          indemnified party and representation of  both
          parties   by  the  same  counsel   would   be
          inappropriate  due  to  actual  or  potential
          differing  interests  between  them.   It  is
          understood that the indemnifying party  shall
          not,  in  connection with any  proceeding  or
          related proceedings in the same jurisdiction,
          be  liable  for (a) the fees and expenses  of
          more  than one separate firm (in addition  to
          any  local counsel) for the Underwriters  and
          all   persons,  if  any,  who   control   the

          Underwriters  within the  meaning  of  either
          Section  15 of the Act or Section 20  of  the
          Exchange Act and (b) the fees and expenses of
          more  than one separate firm (in addition  to
          any  local  counsel)  for  the  Company,  its
          directors,   its  officers   who   sign   the
          Registration  Statement and each  person,  if
          any,  who  controls  the Company  within  the
          meaning of either such Section.  In the  case
          of   any   such   separate   firm   for   the
          Underwriters and such control persons of  the
          Underwriters,  such firm shall be  designated
          by Chase Securities Inc.   In the case of any
          such  separate firm for the Company and  such
          control  persons  of the Company,  such  firm
          shall  be  designated  by  the  Company.   No
          indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

     The  Securities  will  be made available  for  checking  and packaging  at  the office of Chase Securities Inc.  at  least  24 hours prior to the Closing Date.

     Please signify your acceptance of our offer by signing the enclosed response to us in the space provided and returning it to us.

                              Very truly yours,

                              CHASE SECURITIES INC.



                              By:  /s/ Michael D. DiGiacomo
                                   Name:  Michael D. DiGiacomo
                                   Title: Vice President

To:  Chase Securities Inc.
     270 Park Avenue, 8th Floor
     New York, New York 10017

     We accept the offer contained in your letter dated November 10, 1998, relating to $100,000,000 principal amount of our 6.625% Notes due November 15, 2008. We also confirm that, to the best of our knowledge after reasonable investigation, the representations and warranties of the undersigned in the Underwriting Agreement filed as an exhibit to the undersigned's registration statement on Form S-3 (No. 333-59183) ("Underwriting Agreement") are true and correct, no stop order suspending the effectiveness of the Registration Statement (as defined in the Underwriting Agreement) or of any part thereof has been issued and no proceedings for that purpose have been instituted or, to the knowledge of the undersigned, are contemplated by the
Securities and Exchange Commission and, subsequent to the respective dates of the most recent financial statements in the Prospectus (as defined in the Underwriting Agreement), there has been (or in the case of a form of prospectus filed pursuant to Rule 424(b)(1) or (4) there will be, as of the date of such prospectus) no material adverse change in the financial position or results of operations of the undersigned and its subsidiaries except as set forth in or contemplated by the Prospectus.

                              Very truly yours,

                              DILLARD'S, INC.


                              By: /s/ James I. Freeman
                                   Name:  James I. Freeman
                                   Title: Senior Vice President and
                                          Chief Financial Officer